Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Globus Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.001 per share

	2014 Equity Incentive Plan of NuVasive, Inc.	Other(2)	1,041,024(3)	$45.93	$47,814,232.32	0.0001476	$7,057.39

	2015 Ellipse Technologies, Inc. Incentive Award Plan	Other(2)	488,712(4)	$45.93	$22,446,542.16	0.0001476	$3,313.11

	Globus Medical, Inc. 2021 Incentive Plan, as amended	Other(2)	6,000,000(5)	$45.93	$275,580,000.00	0.0001476	$40,675.61

Total Offering Amounts					$345,840,774.50		$51,046.11

Total Fee Offsets							0

Net Fee Due							$51,046.11

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), of Globus Medical, Inc. (the “Company”), which become issuable under the above-named plans by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2) Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Company’s Class A Common Stock as reported on the New York Stock Exchange on November 27, 2023.

(3) Represents 1,041,024 shares of Class A Common Stock issuable pursuant to outstanding equity awards granted under the 2014 Equity Incentive Plan of NuVasive, Inc.

(4) Represents 268,919 shares of Class A Common Stock issuable pursuant to outstanding equity awards granted under the 2015 Ellipse Technologies, Inc. Incentive Award Plan (the “2015 Plan”) and 219,793 shares of Class A Common Stock available for future issuance in connection with the Company’s assumption of the 2015 Plan.

(5) Represents 6,000,000 shares of Class A Common Stock that were added to the shares authorized for issuance under the Globus Medical, Inc. 2021 Incentive Plan (the “2021 Plan”) pursuant to amendments to the 2021 Plan as approved by the Company’s stockholders at the Annual Meetings of Stockholders held on June 2, 2022 and June 7, 2023.